Exhibit (h)(9)

KRANESHARES TRUST

INTERIM FEE WAIVER AGREEMENT

THIS INTERIM FEE WAIVER AGREEMENT (the “Fee Waiver Agreement”) is effective with respect to each Fund (as defined below) as of the Effective Date set forth in Appendix A, by and between KRANESHARES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each a “Fund”), and the investment adviser of the Funds, KRANE FUNDS ADVISORS, LLC (the “Adviser’’).

WITNESSETH:

WHEREAS, the Adviser serves as investment adviser to each Fund pursuant to the terms and provisions of an Interim Investment Advisory Agreement between the Trust and the Adviser dated as of June 7, 2017, as amended from time to time (the “Interim Investment Advisory Agreement”);

WHEREAS, the Adviser is entitled to compensation under the Interim Investment Advisory Agreement in exchange for providing advisory and other services, and paying all of the Trust’s expenses except those specifically excluded therein; and

WHEREAS, the Adviser desires to waive a portion the Advisory Fee specified in Schedule A of the Interim Investment Advisory Agreement (“Advisory Fee”) of each Fund listed in Appendix A hereto for the period described in such Appendix A;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1. Advisory Fee Waiver. The Adviser hereby agrees to waive a portion of its current Advisory Fee for each Fund by an annual rate, expressed as a percentage of average annual net assets, listed in Appendix A hereto (the “Annual Waiver”).

2. Term. This Fee Waiver Agreement shall become effective with respect to a Fund on the date set forth in Appendix A hereto and shall remain in effect with respect to such Fund until the date set forth in Appendix A hereto.

3. Termination. This Fee Waiver Agreement may be terminated at any time with respect to any Fund, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund. This Fee Waiver Agreement will automatically terminate with respect to any Fund listed in Appendix A if the Interim Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Interim Investment Advisory Agreement’s termination for that Fund (“Termination Date”).

4. Assignment. This Fee Waiver Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5. Severability. If any provision of this Fee Waiver Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Fee Waiver Agreement shall not be affected thereby.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Waiver Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

KRANESHARES TRUST	KRANE FUNDS ADVISORS, LLC

By:	By:
Name:	Name:
Title:	Title:

2

Appendix A

Fund	Effective Date	Waiver Period	Annual Waiver
KraneShares Bosera MSCI China A 50 Connect Index ETF	June 23, 2026	Effective Date through Termination Date	0.23%
KraneShares Global Humanoid Robotics and Physical AI Index ETF (formerly, KraneShares Global Humanoid and Embodied Intelligence Index ETF)	June 23, 2026	Effective Date through Termination Date	0.10%
KraneShares MSCI Emerging Markets ex China Index ETF	June 23, 2026	Effective Date through Termination Date	0.35%
KraneShares MSCI All China Health Care Index ETF	June 23, 2026	Effective Date through Termination Date	0.14%
KraneShares Emerging Markets Consumer Technology Index ETF	June 23, 2026	Effective Date through Termination Date	0.30%
KraneShares 2X Long BABA Daily ETF	June 23, 2026	Effective Date through Termination Date	0.27%
Quadratic Interest Rate Volatility and Inflation Hedge ETF	June 23, 2026	Effective Date through Termination Date	0.04%

A-1